US Ecology, Inc. Announces Third Quarter 2010 Results

Operating Income Increases 70% Over Prior Quarter; Company Reaffirms 2010 Earnings Guidance

BOISE, ID -- (Marketwire - October 26, 2010) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported results for the quarter ended September 30, 2010.

Net income for the third quarter of 2010 was $3.9 million, or $0.22 per diluted share. This is down from net income of $4.2 million, or $0.23 per diluted share, in the third quarter last year. For the third quarter of 2009 we estimate that the completed Honeywell International Jersey City project ("Honeywell") contributed approximately $0.09 of earnings per share. Operating income for the quarter ending September 30, 2010 was $6.4 million compared to $6.8 million for the third quarter of 2009. While net income and operating income declined from year ago levels, they both increased 70% sequentially from the second quarter of 2010. For the 22nd consecutive quarter, all four of the Company's disposal facilities were profitable.

Revenue for the third quarter of 2010 was $26.0 million, down from $37.5 million in the same quarter last year. This mostly reflects declines in transportation revenue associated with the completion of the Honeywell project in early October of 2009. Excluding Honeywell, which contributed $16 million in total revenue during the third quarter of 2009, revenue would have increased approximately 20% quarter over quarter.

"Base" business revenue (revenue from recurring waste streams) declined 3% in the third quarter of 2010 compared to the same quarter last year on lower revenue from refinery and broker customers. "Event" revenue (revenue from discrete remediation projects) increased 14% in the third quarter of 2010 over the same quarter last year on increased shipments from broker and government customers. Excluding the completed 2009 Honeywell project, Event revenue would have been up 122% from the same quarter last year. This reflects revenue of $2.9 million earned on the General Electric ("GE") Hudson River cleanup project, increased revenue from Government cleanups, and smaller cleanup activity. In the third quarter of 2010, our Texas thermal recycling service contributed $2.3 million in revenue from a combination of Base and Event business, up slightly from the $2.2 million generated in the third quarter of 2009. The slight increase in thermal recycling revenue resulted from increased volume, but was partially offset by a decline in average selling price during the third quarter of 2010 compared to the same quarter last year. Total volumes disposed at our Idaho, Nevada and Texas waste facilities (including thermal recycling services) were 237,000 tons in the third quarter of 2010, up 18% from the 201,000 tons in the third quarter of 2009, which included 89,000 tons from Honeywell.

For the quarter ending September 30, 2010, gross profit was $10.4 million, up from $10.0 million reported in the third quarter of 2009. Gross profit as a percentage of total revenue ("gross margin") was 39.9% for the third quarter of 2010 up from 26.6% in the same quarter last year. This gross margin improvement reflected lower pass-through transportation and logistics services in the third quarter of 2010 than in the same quarter of the prior year, which was heavily weighted with transportation associated with the completed Honeywell project. Treatment and disposal gross margin for the third quarter of 2010 and 2009 was 50.5% and 46.5%, respectively, reflecting the inherent operating leverage derived from higher waste volumes and normal service mix.

Selling, general and administrative ("SG&A") expense for the three months ending September 30, 2010 was $3.9 million, or 15.1% of revenue, as compared to $3.2 million, or 8.5% of revenue, in the same quarter last year. In absolute dollars, total SG&A expenses were higher for the third quarter of 2010 compared to the same quarter last year primarily reflecting approximately $500,000 (or $0.02 earnings per share) of business development expenses associated with the recently announced acquisitions slated to close later this year.

Our effective income tax rate for the third quarter of 2010 was 39.3% as compared to 39.6% in the third quarter of 2009. This decrease primarily reflects favorable adjustments to our filed tax returns partially offset by an increase in non-deductible expenses.

At September 30, 2010, we had $30.4 million of cash and cash equivalents on hand, with $16.0 million of our $20.0 million line of credit unused. The $4.0 million line of credit usage covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations. We had no outstanding borrowings during the quarter or at the quarter ending September 30, 2010.

"We were pleased with the growth in volume and disposal revenue and the sequential rebound in earnings," commented Vice President and Chief Financial Officer, Jeff Feeler. "Our disposal margin once again topped 50% demonstrating the strong operating leverage in our business when volumes increase."

Year-To-Date Results

Revenue for the nine months ending September 30, 2010 was $65.4 million, down from $108.9 million in the same period in 2009. In the nine months ended September 30, 2009, Honeywell represented $49.9 million of total revenue. Excluding Honeywell revenue, revenue was up 11% in the first nine months of 2010. Disposal volumes in the first nine months of 2010 were 474,000 tons, down 26% from the same period last year. However, when Honeywell is excluded, volume for the first nine months increased 31% over the same nine months last year.

Gross profit was $24.1 million for the first nine months of 2010, down from $28.6 million in the first nine months of 2009. Gross margin was 36.9% for the first nine months of 2010 as compared with 26.3% in the same period last year. The gross margin improvement in the first nine months of 2010 reflects lower pass-through transportation and logistics services compared to the same period of 2009. Treatment and disposal margin for the first nine months of 2010 was 45.0% compared with 45.3% in the same period last year.

SG&A expenses for the first nine months of 2010 were $10.8 million, or 16.6% of revenue, as compared to $10.2 million, or 9.3% of revenue, for the same period last year. SG&A in 2010 includes a $497,000 charge related to a regulatory fine associated with our Beatty, Nevada facility dating back to 2005. SG&A also includes $562,000 in business development expenses associated with the recently announcement acquisitions.

Operating income for the first nine months of 2010 was $13.3 million compared to $18.5 million for the first nine months of 2009.

Our effective income tax rate for the nine months ending September 30, 2010 was 40.0% as compared with 39.7% in the first nine months of 2009. This increase primarily reflects an increase in non-deductible expenses for income taxes.

Net income was $8.1 million, or $0.44 per diluted share, for the first nine months of 2010, down from net income of $11.3 million, or $0.62 per diluted share, in the first nine months of 2009, of which $0.23 represented estimated earnings per share from Honeywell. Excluding the impact of the completed Honeywell project, earnings per share were 13% higher for the first nine months of 2010 over the same period of 2009.

2010 Outlook

The Company continues to expect full year earnings per share of between $0.57 and $0.67 per diluted share when excluding one-time business development costs associated with the recently announced acquisitions of Stablex Canada and Siemens Water Technologies', Vernon, California facility. This represents 10% to 29% growth in earnings over 2009 when Honeywell earnings and one-time proceeds from insurance are excluded. We now expect our 2010 capital expenditures to be approximately $14.0 million, down from our previous estimate of $15.6 to $16.6 million. Much of the capital expenditure decline relates to in process construction projects that will now be completed in 2011.

"As expected, the third quarter was much improved over the last several quarters, as we managed increased volumes from the GE Hudson River project, U.S. Army Corps of Engineers, and many smaller cleanup projects," commented President and Chief Executive Officer, Jim Baumgardner. "We were pleased that the increased bidding activity the last couple quarters resulted in increased waste receipts in the third quarter."

Baumgardner continued, "However, we did experience slight softness in our Base Business during the third quarter reflecting what we believe is continued economic weakness in the industrial sector. This weakness continues to create uncertain and choppy market conditions. Regardless, we expect that the fourth quarter of 2010 will be a solid quarter and we will achieve our full year earnings guidance of between $0.57 and $0.67 earnings per fully diluted share excluding the one-time costs to close our pending acquisitions."

Baumgardner concluded, "We are on track to close the acquisition of Stablex Canada on October 31st and the Siemens facility in Vernon, California by the end of the year. Transition planning and integration activities are in full swing and we are very excited about the increased geographic footprint, expanded services, and new customers these acquisitions bring to the US Ecology family."

Dividend

On October 1, 2010 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 15, 2010. This $3.3 million dividend was paid on October 22, 2010 using cash on hand.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, October 26, 2010 at 10 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing (866) 700-6293 or (617) 213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 2, 2010 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 99785873. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. (formerly known as American Ecology Corporation) through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste broker / aggregators. Headquartered in Boise, Idaho, the Company is one of the nation's oldest radioactive and hazardous waste services providers in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2010 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2009 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws, rules, or regulations, market conditions, average selling prices, and production rates for the thermal recycling service at our Texas facility, our ability to replace business from recently completed large projects, access to cost effective transportation services, cost effective access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions including a tightened credit market, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations, our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to close or integrate any potential acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                             US ECOLOGY, INC.
                    CONSOLIDATED STATEMENTS OF INCOME
                  (in thousands, except per share data)
                                (unaudited)

                                 Three Months Ended    Nine Months Ended
                                    September 30,         September 30,
                                --------------------- --------------------
                                  2010       2009       2010       2009
                                ---------- ---------  ---------  ---------

Revenue                         $   25,984 $  37,529  $  65,356  $ 108,871
Direct operating costs              10,229    10,852     30,239     34,099
Transportation costs                 5,383    16,694     11,027     46,131
                                ---------- ---------  ---------  ---------

Gross profit                        10,372     9,983     24,090     28,641

Selling, general and
 administrative expenses             3,929     3,206     10,839     10,175
                                ---------- ---------  ---------  ---------
Operating income                     6,443     6,777     13,251     18,466
Other income (expense):
  Interest income                       16        18         47        103
  Interest expense                       -        (1)        (1)        (2)
  Other                                 30       101        120        225
                                ---------- ---------  ---------  ---------
    Total other income                  46       118        166        326

Income before income taxes           6,489     6,895     13,417     18,792
Income tax expense                   2,551     2,731      5,366      7,466
                                ---------- ---------  ---------  ---------
Net income                      $    3,938 $   4,164  $   8,051  $  11,326
                                ========== =========  =========  =========

Earnings per share:
  Basic                         $     0.22 $    0.23  $    0.44  $    0.62
  Diluted                       $     0.22 $    0.23  $    0.44  $    0.62

Shares used in earnings
 per share calculation:
  Basic                             18,172    18,148     18,167     18,145
  Diluted                           18,186    18,170     18,186     18,173

Dividends paid per share        $     0.18 $    0.18  $    0.54  $    0.54
                                ========== =========  =========  =========

                             US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (unaudited)

                                              September 30,  December 31,
                                                  2010           2009
                                              -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                   $      30,439  $      31,347
  Short-term investments                                  -          1,395
  Receivables, net                                   17,758         16,302
  Prepaid expenses and other current assets           2,429          1,752
  Deferred income taxes                                 427             41
                                              -------------  -------------
    Total current assets                             51,053         50,837

Property and equipment, net                          72,827         67,485
Restricted cash                                       4,114          4,800
Other assets                                            509            540
                                              -------------  -------------
Total assets                                  $     128,503  $     123,662
                                              =============  =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                            $       5,857  $       4,264
  Deferred revenue                                    1,836          1,353
  Accrued liabilities                                 4,742          4,150
  Accrued salaries and benefits                       1,657          1,735
  Income tax payable                                  1,062            201
  Current portion of closure and post-closure
   obligations                                        3,545            293
  Current portion of capital lease obligations            8             11
                                              -------------  -------------
    Total current liabilities                        18,707         12,007

Long-term closure and post-closure
 obligations                                         11,690         13,070
Long-term capital lease obligations                       4             10
Deferred income taxes                                 5,580          5,077
                                              -------------  -------------
  Total liabilities                                  35,981         30,164

Contingencies and commitments

Stockholders' Equity
  Common stock                                          183            183
  Additional paid-in capital                         61,637         61,459
  Retained earnings                                  32,681         34,446
  Treasury stock                                     (1,979)        (2,590)
                                              -------------  -------------
    Total stockholders' equity                       92,522         93,498
                                              -------------  -------------
Total liabilities and stockholders' equity    $     128,503  $     123,662
                                              =============  =============

                             US ECOLOGY, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (in thousands)
                                (unaudited)

                                                    For the Nine months
                                                    Ended September 30,
                                                  ------------------------
                                                      2010         2009
                                                  -----------  -----------
Cash Flows From Operating Activities:
  Net income                                      $     8,051  $    11,326
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation, amortization and accretion            5,841        6,937
    Deferred income taxes                                 117        1,465
    Stock-based compensation expense                      789          539
    Net loss on sale of property and equipment            167           38
    Investment premium amortization                        20            -
    Changes in assets and liabilities:
      Receivables, net                                 (1,456)       1,632
      Income tax receivable                                 -        2,834
      Other assets                                       (646)         435
      Accounts payable and accrued liabilities          1,884       (1,448)
      Deferred revenue                                    483       (2,605)
      Accrued salaries and benefits                       (78)      (1,000)
      Income tax payable                                  861          539
      Closure and post-closure obligations               (215)        (423)
      Other                                                (2)         (19)
                                                  -----------  -----------
        Net cash provided by operating activities      15,816       20,250

Cash Flows From Investing Activities:
  Purchases of property and equipment                  (9,023)      (8,725)
  Purchases of short-term investments                  (4,998)      (1,409)
  Maturities of short-term investments                  6,375            -
  Restricted cash, net                                    686          (84)
  Proceeds from sale of property and equipment             61           62
                                                  -----------  -----------
        Net cash used in investing activities          (6,899)     (10,156)

Cash Flows From Financing Activities:
  Dividends paid                                       (9,816)      (9,801)
  Stock repurchases                                         -           (2)
  Other                                                    (9)          (7)
                                                  -----------  -----------
        Net cash used in financing activities          (9,825)      (9,810)

(Decrease) Increase in cash and cash equivalents         (908)         284
Cash and cash equivalents at beginning of period       31,347       18,473
                                                  -----------  -----------
Cash and cash equivalents at end of period        $    30,439  $    18,757
                                                  ===========  ===========

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com